BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C6557-1984
Barbara K. Cegavske	Filing Number 20170282484-78
Secretary of State State Of Nevada	Filed On 06/30/2017
	Number of Pages 1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Southern ITS International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

2. Shares: The total number of shares of all classes of which the corporation is authorized to issue is One Hundred Eighty Five Million (185,000,000), consisting of One Hundred Seventy Five Million (175,000,000) shares of common stock, $0.001 par value per share (the "Common Stock") and Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share (the "Preferred Stock").

The board of directors is...

...subsequent to the issue of shares of that series.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: in excess of 51%

4. Effective date and time of filing: (optional) Date: 06/29/2017 Time: 13 h 30

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.